UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ExactTarget, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒		No fee required.
☐		Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐		Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 30, 2013

To Our Stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of ExactTarget, Inc. at the Indiana Repertory Theatre, 140 West Washington Street, Indianapolis, Indiana 46204, on June 11, 2013, at 3:00 p.m. Eastern.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares are represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Best,

Chief Executive Officer, Director and
Chairman of the Board

ExactTarget, Inc.
20 North Meridian, Suite 200
Indianapolis, IN 46204
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of ExactTarget, Inc. will be held at the Indiana Repertory Theatre, 140 West Washington Street, Indianapolis, Indiana 46204, on June 11, 2013, at 3:00 p.m. Eastern, for the following purposes:

1.
To elect Julie M.B. Bradley and Scott M. Maxwell as Class I directors of ExactTarget, Inc., each to serve for three years and until her or his successor has been elected and qualified, or until her or his earlier death, resignation or removal.

2.	To approve the ExactTarget, Inc. Employee Stock Purchase Plan.

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on April 15, 2013 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Chief Executive Officer, Director and
Chairman of the Board
Indianapolis, Indiana
April 30, 2013
Whether or not you expect to attend the meeting, please vote via the Internet, by telephone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

ExactTarget, Inc.
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on June 11, 2013

ExactTarget, Inc.
20 North Meridian, Suite 200
Indianapolis, Indiana 46204
PROXY STATEMENT
April 30, 2013

THE MEETING
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of ExactTarget, Inc., a Delaware corporation (“ExactTarget”), for use at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Indiana Repertory Theatre, 140 West Washington Street, Indianapolis, Indiana 46204, on June 11, 2013, at 3:00 p.m. Eastern. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about April 30, 2013. An Annual Report for the year ended December 31, 2012 is enclosed with this Proxy Statement. An electronic copy of this proxy statement and annual report are available at www.proxyvote.com.
Voting Rights, Quorum and Required Vote
Only holders of record of our common stock at the close of business on April 15, 2013, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 15, 2013, we had 69,447,712 shares of common stock outstanding and entitled to vote. Holders of ExactTarget common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority in voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. Dissenters’ rights are not applicable to any of the matters being voted upon.
For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock cast at the Annual Meeting, which means that the two nominees receiving the highest number of “for” votes will be elected. If stockholders withhold their votes, including brokers holding their clients’ shares of record who cause withheld votes to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Withheld votes and broker non-votes (as defined below) will not be treated as votes cast with regard to Proposal No. 1.
Regarding Proposal No. 2, the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy are required to approve the ExactTarget, Inc. Employee Stock Purchase Plan under our bylaws. For this purpose, abstentions will count as votes present and entitled to vote on Proposal No. 2, but broker non-votes will not. In addition, the New York Stock Exchange ("NYSE") has separate approval requirements for this proposal. NYSE rules require approval by a majority of the votes cast on Proposal No. 2, provided that the total votes cast on Proposal No. 2 represents over 50% in interest of all securities entitled to vote on Proposal No. 2. For purposes of the NYSE rules, abstentions will be treated as votes cast, but broker non-votes will not be treated as votes cast with regard to Proposal No. 2. Under the NYSE rules, both abstentions and broker non-votes will be treated as securities entitled to vote with regard to Proposal No. 2.
Proposal No. 3 requires the affirmative vote of the holders of a majority in voting power of the stock entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions will count the same as votes against Proposal No. 3. Broker non-votes will not count as votes present and entitled to vote on Proposal No. 3.
Broker Non-Votes and Abstentions
If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present.
If shares are owned through a broker, stockholders must instruct the broker how to vote in order for the vote to be counted, except as to certain “routine” proposals. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals. Only Proposal No. 3 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Where a proposal is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ uninstructed shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposals. Those shares would not be taken into account in determining the outcome of the non-routine proposal.
Voting of Proxies
The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of ExactTarget for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class I directors, as a vote “for” election to Class I of the Board of both nominees presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.
Expenses of Solicitation
The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by ExactTarget. Following the original mailing of the proxies and other soliciting materials, ExactTarget and/or its agents may also solicit proxies in person, by telephone or email. Following the original mailing of the proxies and other soliciting materials, ExactTarget will request that banks, brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees and other record holders for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.
Revocability of Proxies
Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to ExactTarget stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.
Telephone or Internet Voting
For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Computershare, ExactTarget’s transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.
The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.
Delivery of Documents to Stockholders Sharing an Address
We have adopted a procedure approved by the SEC called "householding" under which multiple stockholders who share the same address will receive only one copy of the Annual Report and Proxy Statement, unless we receive contrary instructions from one or more of the stockholders. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address, or if you have previously opted out and wish to participate in householding, you may do so by notifying us by telephone at (317) 423-3928, by mail at Investor Relations, 20 North Meridian Street, Suite 200, Indianapolis, Indiana, 46204, by fax at (317) 396-1592, or by email at investors@exacttarget.com, and we will promptly deliver the requested materials. You also may request additional copies of the proxy materials by notifying us in writing or by telephone at the same address, email address, fax number or telephone number. Stockholders with shares registered in the name of a brokerage firm or bank may contact their brokerage firm or bank to request information about householding.
Explanatory Note
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we will not be required to provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or obtain stockholder approval of any golden parachute payments not previously approved. In addition, because we are an emerging growth company, we are not required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with the scaled executive compensation disclosure requirements applicable to emerging growth companies.
We could be an emerging growth company for up to five years from March 21, 2012, the date of our initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur at the end of the fiscal year during which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. Under Section 107(b) of the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we are subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON JUNE 11, 2013:
THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxyvote.com

PROPOSAL NO. 1—ELECTION OF DIRECTORS
ExactTarget’s Board of Directors is presently comprised of eight members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term. Class I directors consist of Julie M.B. Bradley, Michael M. Brown and Scott M. Maxwell; Class II directors consist of David L. Yuan and Matthew W. Ferguson; and Class III directors consist of Scott D. Dorsey, Timothy I. Maudlin and Rory T. O'Driscoll.
Class I directors standing for election or reelection at the Annual Meeting are Ms. Bradley and Mr. Maxwell. Mr. Brown is not standing for reelection and, accordingly, the Board has reduced the number of directors to seven effective immediately prior to the commencement of the Annual Meeting. Class II and Class III directors will stand for reelection or election at the 2014 and 2015 annual meetings of stockholders, respectively. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum. Any director elected in accordance with the preceding sentence shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or his or her earlier death, resignation or removal.
Each of the nominees for election to Class I is currently a director of ExactTarget. If elected at the Annual Meeting, each of the nominees would serve for three years and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. If either of the nominees is unable or unwilling to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), the stockholders may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the stockholders may vote for just the remaining nominee, leaving a vacancy that may be filled at a later date by the Board. Alternatively, the Board may reduce the size of the Board.
Each of our Board members has a broad range and depth of experience in the technology industry, including serving as members of the Boards of Directors of public or private technology companies. Many of our Board members also have extensive experience investing in public and private technology companies. We also believe that each of the directors possess other key attributes that are important to an effective Board, including analytical skills, collaborative working style, and commitment to devoting significant time and energy to Board service. In addition to the above, we also considered the specific experience described in the biographies of each of our directors and nominees described below.
The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, and certain information about them, including their ages, are included below.

Name	Age	Principal Occupation	Director Since
Nominees for election as Class I directors with terms expiring in 2013:
Julie M.B. Bradley(1)(2)	44	Chief Financial Officer of TripAdvisor, Inc.	2012
Scott M. Maxwell(2)(3)	51	Senior Managing Director of OpenView Venture Partners	2004
Incumbent Class II directors with terms expiring in 2014:
David L. Yuan(1)	38	General Partner of Technology Crossover Ventures	2009
Matthew W. Ferguson(1)(3)	46	President and Chief Executive Officer of CareerBuilder, LLC	2008
Incumbent Class III directors with terms expiring in 2015:
Scott D. Dorsey	45	Chief Executive Officer, Director and Chairman of the Board of Directors of ExactTarget, Inc.	2000
Timothy I. Maudlin(2)(3)(4)	62	Independent Director	2008
Rory T. O'Driscoll(1)	48	Managing Director at Scale Venture Partners	2009

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Lead Independent Director.

Nominees for Election as Class I Directors

Julie M.B. Bradley has served as a member of our Board of Directors since October 2012. Ms. Bradley was recommended to the Nominating and Corporate Governance Committee by members of management and the Board. Since October 2011, Ms. Bradley has been the Senior Vice President, Chief Financial Officer and Treasurer of TripAdvisor, Inc., which manages and operates travel websites. Prior to joining TripAdvisor, Inc., from July 2005 to April 2011, Ms. Bradley served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Art Technology Group, Inc., a provider of e-commerce software solutions and services, which was acquired by Oracle Corporation in January 2011. Prior to joining Art Technology Group, Ms. Bradley was at Akamai Technologies, Inc. from April 2000 to June 2005, most recently serving as Vice President of Finance. Previously, Ms. Bradley was an accountant with Deloitte & Touche LLP. Ms. Bradley received her B.S. degree from Wheaton College and is a certified public accountant. Ms. Bradley provides the Board with extensive experience in leading technology companies and in financial and accounting matters.

Scott M. Maxwell has served as a member of our Board of Directors since July 2004. Mr. Maxwell has been the Senior Managing Director of OpenView Venture Partners, a venture capital fund with a focus on software, the Internet and technology-enabled companies that he founded, since 2006. Prior to founding OpenView Venture Partners, Mr. Maxwell served Insight Venture Partners as Chief Operating Officer from 2000 to 2001 and as a Partner and Managing Director from 2000 to 2006. Prior to 2000, Mr. Maxwell had been a Partner and Managing Director, Corporate Development at Putnam Investments, a Senior Vice President, Chief Financial Officer of the Global Equity Division and a member of the Global Equities Executive Committee at Lehman Brothers and a management consultant at McKinsey & Company. Mr. Maxwell has a B.S. and a Master of Science in Mechanical Engineering from University of California, Davis. Mr. Maxwell also graduated from the Massachusetts Institute of Technology, with a Ph.D. in Mechanical Engineering, and a Master of Science in Management from the M.I.T. Sloan School of Management MBA program. Mr. Maxwell provides the Board with the benefit of his extensive experience in the technology industry and capital markets including his focus on financial management and operations.

Continuing Directors

Scott D. Dorsey co-founded ExactTarget in December 2000 and has served as our Chief Executive Officer and a member of our Board of Directors since that time. He has been the Chairman of our Board of Directors since May 2010. Prior to co-founding ExactTarget, Mr. Dorsey held a variety of sales and marketing leadership roles with Steelcase, Inc. and Divine, Inc. Mr. Dorsey holds a B.S. in Marketing from Indiana University and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University. As our Chief Executive Officer and co-founder, Mr. Dorsey has developed intimate knowledge of our business and operations, and we believe Mr. Dorsey provides a valuable perspective as Chairman of our Board of Directors.

Matthew W. Ferguson has served as a member of our Board of Directors since January 2008. Mr. Ferguson has been the Chief Executive Officer of CareerBuilder, LLC, a human capital solutions company, since 2004, and previously served as its Chief Operating Officer. Mr. Ferguson also previously served as Senior Vice President of Business Development for Headhunter.net, which was acquired by CareerBuilder, LLC. Mr. Ferguson also held a position developing strategic partnerships for Digitalwork.com, started two entrepreneurial ventures, and was an attorney at Baker & McKenzie LLP. Mr. Ferguson holds a B.A. from Indiana University, an M.B.A. from the University of Chicago and a J.D. from Northwestern University. Based on his current role with CareerBuilder, LLC, Mr. Ferguson provides the Board with extensive experience in leading high-growth entrepreneurial ventures.

Timothy I. Maudlin has served as a member of our Board of Directors since May 2008 and as our lead independent director since May 2010. Mr. Maudlin has served as lead independent director on the Board of Directors for Web.com Group, Inc. since 2007, having previously served as a director since February 2002. Mr. Maudlin is also Web.com Group Inc.'s audit committee chair and is a member of its compensation committee. Mr. Maudlin also serves as a director of Newegg, Inc., one of the largest online-only retailers in the United States, and is the chairperson of its audit and governance committees and a member of its compensation committee. Mr. Maudlin served as a managing partner of Medical Innovation Partners, a venture capital firm from 1989 through 2007 and as President of its management company since 1985. Mr. Maudlin served as a director of Sucampo Pharmaceuticals, Inc., a NASDAQ-listed pharmaceutical company from September 2006 until February 2013. Mr. Maudlin also was a member of the Board of Directors of MediaMind Technologies, Inc. from August 2008 until it was acquired in July 2011. Mr. Maudlin is a certified public accountant and holds a B.A. from St. Olaf College and an M.M. from the Kellogg Graduate School of Management at Northwestern University. Mr. Maudlin provides the Board with extensive experience in accounting, finance, public company governance and advising high-growth companies.

Rory T. O'Driscoll has served as a member of our Board of Directors since May 2009. Mr. O'Driscoll has been a Managing Director at Scale Venture Partners, a venture capital firm focused on information technology companies, and its predecessor funds, since 1993. He currently serves on the Boards of several privately-held companies, including Axcient, Inc., Box.net, Inc., Datasift, Inc., DocuSign, Inc., and Vantage Media, LLC. Prior to joining Scale Venture Partners, Mr. O'Driscoll was founder and Chief Executive Officer of Mercia Ltd., a manufacturing company in the United Kingdom. Mr. O'Driscoll holds a B.Sc. from the London School of Economics. Mr. O'Driscoll provides the Board with the benefit of his expertise in advising high-growth technology companies, including his directorships at several publicly-held companies in the digital marketing arena, including Omniture, Inc., which was subsequently acquired by Adobe Systems Incorporated, and NetGenesis Corporation, which was subsequently acquired by SPSS Inc.

David L. Yuan has served as a member of our Board of Directors since November 2009. Mr. Yuan is a General Partner at Technology Crossover Ventures, a private equity and venture capital firm, which he joined in 2005. He currently serves on the Boards of Merkle Group, Inc., Sitecore Corporation A/S, and AppNexus, Inc. Prior to joining Technology Crossover Ventures, Mr. Yuan managed investments at Morgan Partners and was also one of the first employees at 1stUp, an ISP, which was later sold to CMGi. Mr. Yuan began his career as a management consultant with Bain & Company. Mr. Yuan graduated from Harvard University with an A.B. in Economics, and holds an M.B.A. from the Stanford Graduate School of Business. Mr. Yuan provides the Board with the benefit of his extensive experience in the technology industry and capital markets, including his directorships at several technology companies.

The Board of Directors recommends a vote FOR the election of each of the nominated directors.
Other Executive Officers

Steven A. Collins has served as our Chief Financial Officer since June 2011. Prior to joining ExactTarget, Mr. Collins served as Senior Vice President and Chief Financial Officer of NAVTEQ Corporation, a digital mapping provider. Mr. Collins was with NAVTEQ from 2003 to 2011 and led a team of over 150 finance professionals with responsibility for Finance, Accounting, Tax, Treasury, Sourcing, Travel and Facilities. Before joining NAVTEQ, Mr. Collins served as a Partner at Grace Venture Partners, a venture capital firm that he co-founded, from 2000 to 2003. From 1991 through 2000, Mr. Collins held a variety of financial leadership positions with The Walt Disney Company. Mr. Collins holds a B.S. in Industrial Engineering from Iowa State University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Traci M. Dolan has served as our Chief Administrative Officer since July 2011 and as our Secretary since January 2007. Ms. Dolan served as our Chief Financial Officer from February 2004 to June 2011. From March 2000 to December 2003, Ms. Dolan served as Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer of Made2Manage Systems, Inc., a publicly-traded software company. Ms. Dolan previously held financial management and operational positions with Macmillan Publishing, where she was Vice President of Finance and Operations, and with Coopers & Lybrand, where she was an audit manager. Ms. Dolan holds a B.S. in Business from Indiana University.

Andrew J. Kofoid has served as our Chief Operating Officer since October 2012. Prior to that, he served as our Executive Vice President, Global Sales since May 2010. Prior to joining ExactTarget, Mr. Kofoid was Vice President of U.S. Sales at Dassault Systèmes S.A., a global enterprise product lifecycle management software provider. From 2002 to 2010, Mr. Kofoid served in various U.S.- and European-based sales positions at Dassault Systèmes, ranging from Regional Sales Director to Vice President of U.S. Sales where he managed over 200 sales and services team members. Before joining Dassault Systèmes, Mr. Kofoid served in sales and sales management positions at Oracle Corporation and IBM. Mr. Kofoid graduated from Purdue University with a B.S. in Electrical Engineering and holds an M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

Timothy B. Kopp has served as our Chief Marketing Officer since December 2007. From February 2007 to December 2007, Mr. Kopp was the Chief Marketing Officer for WebTrends Inc., a provider of unified mobile, social and web analytics and engagement, where he led the company's global marketing strategy. Before joining WebTrends, Mr. Kopp was Vice President, Worldwide Interactive Marketing for The Coca Cola Company from October 2005 to February 2007. Mr. Kopp was also one of the founding members of Procter and Gamble's Interactive Marketing program where he was employed from January 1998 to October 2005. Mr. Kopp holds a B.B.A. in Finance and Accounting from the University of Cincinnati and an M.B.A. from the University of Dayton.

Scott S. McCorkle has served as our President, Technology and Strategy since October 2012. Prior to that, he served as our Chief Operating Officer since December 2008. Previously, Mr. McCorkle served as our Vice President, Technology and Product from August 2005 to July 2007 and as our Executive Vice President, Technology and Product from August 2007 to December 2008. Prior to joining ExactTarget, Mr. McCorkle co-founded Mezzia, Inc., a company that provided on-demand software to manage the planning, budgeting, and execution of capital spending and project-based initiatives. Mr. McCorkle was with Mezzia from December 1999 to July 2005, first as its Vice President of Product and then as its President. Mr. McCorkle previously held senior management positions with IBM's customer management group and Software Artistry, a company acquired by IBM. Mr. McCorkle holds a B.S. in Computer Science from Ball State University and an M.B.A. from Indiana University.
Directors and Corporate Governance

Board Composition
We currently have eight directors. Each of the directors, other than Ms. Bradley, was elected as a director under our then-effective certificate of incorporation and the Board composition provisions of our fourth amended and restated stockholders' agreement (the “stockholders' agreement”) by and among us and certain holders of our preferred and common stock as follows:

•	Mr. Yuan was elected as the designee of stockholders who, prior to our initial public offering, held a majority of the outstanding shares of our Series F preferred stock;

•	Messrs. Brown and O'Driscoll were elected as the designees of stockholders who, prior to our initial public offering, held a majority of the outstanding shares of our Series E preferred stock;

•	Messrs. Dorsey and Maxwell were elected as the designees of stockholders who, prior to our initial public offering, held a majority of the outstanding shares of our common stock; and

•	Messrs. Ferguson and Maudlin were elected as the designees of stockholders who, prior to our initial public offering, held a majority of the outstanding shares of our common stock and preferred stock.
The voting provisions of our stockholders' agreement by which the directors were elected terminated upon the completion of our initial public offering, and there are no contractual obligations regarding the election of our directors. Ms. Bradley was appointed by our Board of Directors following adoption of a resolution increasing the size of the Board from seven to eight directors. Our current directors will continue to serve as directors until their successors are duly elected by the holders of our common stock, or until their earlier death, resignation or removal.
Classified Board
Our amended and restated certificate of incorporation and amended and restated bylaws provide for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. Our directors are divided among the three classes as follows:

•	Class I directors are Ms. Bradley and Messrs. Brown and Maxwell, whose initial term will expire at the 2013 annual meeting of stockholders;

•	Class II directors are Messrs. Yuan and Ferguson, whose initial term will expire at the 2014 annual meeting of stockholders; and

•	Class III directors are Messrs. Dorsey, Maudlin and O'Driscoll, whose initial term will expire at the 2015 annual meeting of stockholders.
Directors for a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director's term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.
Board Independence
Under the listing requirements and rules of the NYSE, independent directors must comprise a majority of a listed company's Board of Directors. Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Ms. Bradley and Messrs. Brown, Ferguson, Maudlin, Maxwell, O'Driscoll and Yuan is “independent” under the rules of the NYSE. Mr. Brown is not standing for reelection and, accordingly, will no longer be a director after the Annual Meeting. In making the independence determinations, our Board of Directors assessed the current and prior relationships that each non-employee director has with us and all other relevant facts and circumstances, including the beneficial ownership of our capital stock by each non-employee director. Based on these assessments, for each director deemed to be independent, our Board of Directors made a determination that, because of the nature of the director's relationships and/ or the amounts involved, the director had no relationships with our company or our management that, in the judgment of the Board, would impair the director's independence. For those directors that have relationships with our significant stockholders, consistent with the rules of the NYSE, our Board of Directors does not believe that ownership of our company's stock, or a relationship with a stockholder, by itself, prevents a director from being independent.

The independence determinations of the Board of Directors included reviewing the following transactions. Our Board specifically considered that: (1) Mr. Brown is a General Partner of Battery Ventures, affiliates of which owned approximately 7% of our common stock as of December 31, 2012; (2) Mr. O'Driscoll is a Managing Director at Scale Venture Partners, which (together with its affiliates) owned approximately 3% of our common stock as of December 31, 2012; and (3) Mr. Yuan is a General Partner of Technology Crossover Ventures, which (together with its affiliated entities) owned approximately 12% of our common stock as of December 31, 2012. Our Board of Directors also considered: (1) Mr. Ferguson's relationship with CareerBuilder, LLC, ("CareerBuilder") where he serves as President and Chief Executive Officer. CareerBuilder has been one of our clients for several years. We have provided services to CareerBuilder in the ordinary course, and the amounts involved are not significant to us or to CareerBuilder. During the past three fiscal years, the aggregate amount of payments that we received from CareerBuilder, did not exceed 1% of either our company's or CareerBuilder's consolidated gross revenues in any fiscal year. Similarly, we have been a client of CareerBuilder's for the past few years, and during the past three fiscal years, the amounts we have paid to CareerBuilder did not exceed 1% of either our company's or CareerBuilder's consolidated gross revenues in any fiscal year. Mr. Ferguson does not have any financial or other interest in our relationship with CareerBuilder and does not personally benefit from this relationship; and (2) Ms. Bradley is the Chief Financial Officer of TripAdvisor, Inc., ("TripAdvisor") which has been a client of ours during prior years. We have provided services to TripAdvisor, in the ordinary course, and, during the past three fiscal years, the amounts that we have received from TripAdvisor did not exceed 1% of either our company's or TripAdvisor's consolidated gross revenues in any fiscal year. Ms. Bradley does not have any financial or other interest in our relationship with TripAdvisor and does not personally benefit from this relationship.

Our Board of Directors also specifically considered that Messrs. Maudlin, Brown, Maxwell, O'Driscoll and Yuan serve as non-employee directors of companies that do business with ExactTarget. Our Board of Directors believes that a relationship between our company and an entity where a director's only relationship is serving on the entity's Board is not material and does not impact the director's independence.

Leadership Structure and Risk Oversight
Our Board of Directors believes that it should maintain flexibility to select a chairman and determine Board leadership structure from time to time. Our Board of Directors does not have a policy on whether the role of the chairman and chief executive officer should be separate and believes that it is currently in the best interest of our company and our stockholders for Mr. Dorsey to serve in both roles, in light of his knowledge of our company and our industry. This also enables Mr. Dorsey to act as the key link between the Board of Directors and other members of management. His ability to speak as Chairman of the Board and Chief Executive Officer also provides strong unified leadership for our company.
To help assure effective independent oversight, our Board of Directors appointed Mr. Maudlin to serve as our lead independent director. In this role, Mr. Maudlin, among other responsibilities, presides over regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the Chairman of the Board and the independent directors, assists the Board in helping to assure effective corporate governance and performs such additional duties as our Board of Directors may otherwise determine and delegate.
Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our company's business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.
Each of our Board committees also oversees the management of our company's risk that falls within the committees' respective areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer reports to the Audit Committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer. The Audit Committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our Board of Directors regarding these activities.
Corporate Governance Guidelines
Our Corporate Governance Guidelines are available on our website at www.ExactTarget.com/Investor.

Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer and Chief Financial Officer and those officers responsible for financial reporting. The full text of our code of business conduct and ethics is posted on the investor relations section of our website at www.ExactTarget.com/Investor. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions that we grant to our Chief Executive Officer, Chief Financial Officer, or officers responsible for financial reporting, on our website and/or in public filings.
Rule 10b5-1 Sales Plans
All of our executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the officer when entering into the plan, without further direction from the officer. Rule 10b5-1 plans, and any amendments to them, must be approved by the Company. Executive officers may only sell shares through Company-approved Rule 10b5-1 plans.
Board Meetings
During 2012, the Board held eleven meetings. Other than Ms. Bradley, who joined our Board of Directors in October 2012, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by any of the committees of the Board of Directors on which such director served. Ms. Bradley was appointed to our Board of Directors in October 2012 and was also added to the Compensation Committee and the Audit Committee at that time. During the time that Ms. Bradley served on our Board of Directors in 2012, one meeting of the Board of Directors was held, two meetings of the Compensation Committee were held and one meeting of the Audit Committee was held. Ms. Bradley attended the one Board of Directors meeting and the one Audit Committee meeting, but was unable to attend either Compensation Committee meeting due to, in one case, a schedule conflict because of certain commitments made prior to Ms. Bradley's appointment to the Board of Directors and, in the other case, an illness. Ms. Bradley has attended all meetings held to date in 2013 by the Board of Directors, the Compensation Committee and the Audit Committee. We expect our directors to attend the Company's 2013 Annual Meeting of Stockholders.

Board Committees
Audit Committee
Our Audit Committee, which met five times in 2012, is currently composed of Ms. Bradley and Messrs. Maudlin, Maxwell and Brown, each of whom is a non-employee, independent member of our Board of Directors. Mr. Maudlin is the Chairman of the Audit Committee and our Audit Committee financial expert, as currently defined under SEC rules. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules of the NYSE. The composition of our Audit Committee complies with all applicable requirements of the SEC and the listing requirements of the NYSE. All of our Audit Committee members meet the additional, heightened independence criteria applicable to directors serving on the Audit Committee under SEC and NYSE rules.
The Audit Committee operates under a written charter, available on our website at www.ExactTarget.com/Investor, that satisfies the applicable standards of the SEC and the listing requirements of the NYSE, and oversees our corporate accounting and financial reporting process. The Audit Committee's responsibilities include, but are not limited to:

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;

•	reviewing the qualifications, performance and independence of the independent registered public accounting firm at least annually;

•	consulting with the independent registered public accounting firm to assure the rotation of the lead audit partner and the audit partner responsible for reviewing the audit every five years;

•	approving in advance the engagement of the independent registered public accounting firm for all audit services and permissible non-audit services, subject to any permissible pre-approval procedures;

•	establishing policies for our hiring of employees or former employees of the independent registered public accounting firm who participated in the audit of our company;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	resolving any disagreements between the independent registered public accounting firm and management regarding financial reporting;

•	meeting with and having required discussions with the independent registered public accounting firm;

•	overseeing the preparation of the report required by the rules of the SEC to be included in our annual proxy statement;

•	overseeing our internal audit function; and

•	reviewing and approving any related-party transactions in accordance with our related-party transactions policy, as in effect from time to time.

Compensation Committee
Our Compensation Committee, which met six times in 2012, is currently composed of Ms. Bradley and Messrs. Ferguson, O'Driscoll and Yuan, each of whom is a non-employee, independent member of our Board of Directors. Mr. O'Driscoll is the Chairman of the Compensation Committee. The Compensation Committee operates under a written charter, available on our website at www.ExactTarget.com/Investor, that satisfies the applicable standards of the SEC and the NYSE. The Compensation Committee's responsibilities include, but are not limited to:

•	reviewing and approving goals and objectives relevant to the compensation of our Chairman of the Board and/or Chief Executive Officer;

•
annually evaluating the performance of our Chairman of the Board and/or Chief Executive Officer in light of such compensation goals and objectives and determining the compensation of our Chairman of the Board and/or Chief Executive Officer;

•	annually reviewing and approving the compensation of our other executive officers;

•	overseeing and administering our compensation plans and making recommendations to the Board with respect to new plans or amendments to existing plans; and

•	approving and amending the compensation of our directors.
In January 2012, the Compensation Committee directly engaged Compensia, a compensation consulting company. Compensia reviewed our compensation program for our Board of Directors and executive officers and advised us with respect to such programs for 2012. Compensia also reviewed our equity compensation program and provided guidance to the Company as we considered the adoption of an employee stock purchase program. Compensia did not provide any other services to the Compensation Committee or the Company.
The Compensation Committee assessed the independence of Compensia after considering the following six factors, as well as other factors that it deemed relevant: (1) other services provided to ExactTarget by Compensia; (2) the amount of fees paid by ExactTarget to Compensia as a percentage of Compensia's total revenue; (3) the policies or procedures maintained by Compensia that are designed to prevent conflicts of interest; (4) any business or personal relationships between the individual employees of Compensia involved in the engagement and a member of the Compensation Committee; (5) any ExactTarget stock owned by Compensia employees involved in the engagement; and (6) any business or personal relationships between our executive officers and Compensia or the employees of Compensia involved in the engagement. After such assessment, the Compensation Committee determined that Compensia is independent and Compensia's engagement does not raise any conflicts of interest.

Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is, or has at any time been, an officer or employee of ExactTarget. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee, which met three times in 2012, is currently composed of Messrs. Maudlin, Maxwell and Ferguson, each of whom is a non-employee, independent member of our Board of Directors. Mr. Maudlin is the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter, available on our website at www.ExactTarget.com/Investor, that satisfies the applicable standards of the SEC and the NYSE. The Nominating and Corporate Governance Committee's responsibilities include, but are not limited to:

•	developing and recommending to the Board criteria for Board membership;

•	establishing procedures for identifying and evaluating director candidates;

•	identifying individuals qualified to become Board members;

•	recommending qualified candidates for election to the Board and the Board's committees;

•	developing and recommending to the Board corporate governance guidelines;

•	making recommendations to the Board regarding management succession planning;

•	overseeing the self-evaluation of the Board and the Board's committees; and

•	developing and recommending to the Board procedures for stockholders to send communications to the Board.

Policy Regarding Stockholder Recommendations
ExactTarget identifies new director candidates through a variety of sources. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, as described below. Stockholders seeking to recommend candidates for consideration by the Nominating and Corporate Governance Committee should submit a recommendation in writing describing the candidate's qualifications and other relevant biographical information and provide confirmation of the candidate's consent to serve as director. Please submit this information to the Corporate Secretary, ExactTarget, Inc., 20 North Meridian Street, Suite 200, Indianapolis, Indiana, 46204, by fax at (317) 396-1592, or by email at CorporateSecretary@exacttarget.com.
Stockholders may also propose director nominees by adhering to the advance notice procedure described under “Stockholder Proposals” elsewhere in this Proxy Statement.
In identifying director candidates from time to time, the Nominating and Corporate Governance Committee reviews a director candidate's recognized achievements, broad knowledge and experience, ability to bring sound business judgment to the deliberations of the Board and other factors deemed appropriate - all in the context of an assessment of the perceived needs of the Board at that point in time. Although the Nominating and Corporate Governance Committee does not have a formal policy on diversity with regard to its consideration of director nominees, it considers diversity in its selection process and seeks to nominate candidates that have a diverse range of views, backgrounds, leadership and business experience.

PROPOSAL NO. 2—APPROVAL OF THE EXACTTARGET, INC. EMPLOYEE STOCK PURCHASE PLAN
Our Board has unanimously approved the adoption of the ExactTarget, Inc. Employee Stock Purchase Plan, which we refer to as the “ESPP,” for the benefit of eligible employees of the Company and its designated subsidiaries. The adoption of the ESPP by our Board is subject to the approval of our stockholders. In this proposal, we are asking our stockholders to approve the ESPP at the Annual Meeting.
Our Board believes that the Company's interests are best advanced by aligning stockholder and employee interests. The ESPP is intended to provide the Company's eligible employees an opportunity to participate in the Company's success by permitting them to acquire an ownership interest in the Company through periodic payroll deductions that will be applied towards the purchase of shares of our common stock at a discount from the market price.
The following description of the ESPP is a summary of its principal provisions and is qualified in its entirety by reference to the plan document, a copy of which is appended to this proxy statement as Appendix A. To the extent that there is a conflict between this summary and the actual terms of the ESPP, the terms of the ESPP will govern. References to “common stock” below mean the common stock, par value $0.0005 per share, of the Company.
Description of the Employee Stock Purchase Plan
Purpose. The purpose of the ESPP is to encourage ownership of our common stock by all eligible employees and to provide incentives to exert maximum efforts for the success of the Company. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the “Code”). However, sub-plans that do not meet the requirements of Section 423 of the Code may be established by the plan administrator for the benefit of eligible employees of non-U.S. subsidiaries of the Company.
Eligibility. Employees of the Company and its designated subsidiaries who are customarily employed for at least 20 hours per week and who have been employed for at least thirty (30) days prior to the beginning of the applicable offering period are eligible to participate in the ESPP. Officers who are subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended, and contract and temporary staff are not eligible to participant in the ESPP. As of April 15, 2013, the Company had approximately 1,800 employees, most of whom would have been eligible to participate in the ESPP.
Administration, Amendment, Suspension and Termination. The Compensation Committee of the Board of Directors administers the ESPP. Subject to the terms of the ESPP, the Compensation Committee has the plenary power to construe and interpret the ESPP. The Compensation Committee may establish, amend and revoke rules and regulations for its administration of the ESPP and may establish the terms under which common stock may be purchased under the ESPP. The Compensation Committee may also adopt rules or procedures relating to the operation of the ESPP to accommodate the specific requirements of local laws and procedures, and sub-plans applicable to particular subsidiaries or locations, which may be outside the scope of Section 423 of the Code. The Compensation Committee may delegate administrative matters relating to the ESPP to the Company's officers or employees.
The Compensation Committee may amend, suspend or terminate the ESPP at any time and for any reason, provided that no such amendment may adversely affect the participants' rights and obligations with respect to purchase rights which are at the time outstanding under the ESPP, except with the participants' consent or as necessary to comply with any laws or regulations, including the requirements of Section 423 of the Code. In addition, as required by Section 423 of the Code and NYSE listing requirements, certain material amendments must be approved by the Company's stockholders.
Number of Shares of Common Stock Available under the ESPP. Subject to adjustment as provided below, a maximum of 2,000,000 shares will be available for issuance pursuant to the ESPP, which represents approximately 3% of the Company's outstanding common stock. The number of shares of common stock reserved for issuance will automatically increase on January 1st of each year from 2014 until 2023 by an amount equal to 1% of the total number of shares of common stock outstanding on the date immediately preceding the date of increase or such lesser number as is prescribed by the Board for such year. Shares issued under the ESPP may be unissued shares, treasury shares or shares bought in the market. In the event there is any change in the shares of the Company through the declaration of stock dividends or a stock split, or through recapitalization resulting in share split-ups, or combinations or exchanges of shares, or otherwise, the Compensation Committee will make appropriate adjustments in the number of shares available for purchase under the ESPP, and the purchase price and the number of shares subject to any purchase rights which have not yet been exercised, and will take any further action that it determines in its discretion may be necessary or appropriate.
Enrollment and Contributions. Eligible employees voluntarily elect whether or not to enroll in the ESPP. Unless and until the Compensation Committee determines otherwise, there will be two six-month offering periods each calendar year, one commencing on the first trading day of October and ending on the last trading day of the next following March, and the other commencing on the first trading day of April and ending on the last trading day of the following September. An employee may cancel his or her enrollment at any time, subject to the ESPP rules.
Employees contribute to the ESPP through payroll deductions. Participating employees may contribute, in whole percentage increments, not less than 1% and up to 10% of their base salary, annual bonus and sales commissions through after-tax payroll deductions. The Compensation Committee may establish different minimum and maximum permitted contribution percentages, or change the length of the offering periods or the number of shares purchasable in an offering period. After an offering period has begun, an employee may decrease, but not increase, his or her contribution percentage, subject to ESPP rules.
Purchase of Shares. On the last day of each offering period, each participating employee's payroll deductions are used to purchase shares for the employee. Unless and until the Compensation Committee determines otherwise, the purchase price for the shares so purchased will be 85% of the fair market value of the Company's common stock on the last business day of the offering period. However, in no event will the purchase price be less than the lower of (1) 85% of the fair market value of the Company's common stock on the first business day of the offering period, or (2) 85% of the fair market value of the Company's common stock on the last business day of the offering period. Fair market value under the ESPP generally means the closing price of our common stock on the NYSE for the day in question. As of April 15, 2013, the fair market value of our common stock was $20.73 per share. During any single calendar year, no employee may purchase more than $25,000 of shares under the ESPP (based on market value on the applicable enrollment date(s)). Unless and until the Compensation Committee determines otherwise, a participant may not purchase more than 4,000 shares during any offering period.
Termination of Participation. Participation in the ESPP terminates when a participating employee's employment with the Company and its designated subsidiaries ceases for any reason, the employee withdraws from the ESPP, or the ESPP is terminated or amended such that the employee no longer is eligible to participate.
Effective Date and Term of Plan. The ESPP was adopted by the Board on April 18, 2013 and will be effective as of such date subject to approval by the Company's stockholders in accordance with the requirements of Section 423 of the Code. The term of the ESPP will expire on April 17, 2023.
New Plan Benefits. The actual number of shares that may be purchased by any individual under the ESPP is not currently determinable because the number is determined, in part, based on future contribution elections of individual participants and the purchase price of the shares, which is not determined until the last day of each offering period.
Certain U.S. Federal Income Tax Consequences
The rules concerning the federal income tax consequences with respect to the purchase of shares under the ESPP are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences with respect to such purchases. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country. In addition, if one or more sub-plans are established for employees of non-U.S. subsidiaries, the tax rules may be different than discussed below.
The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under these provisions, no income generally will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon how long the shares have been held by the participant. If the shares are sold or otherwise disposed of more than two years after the first day of the applicable offering period in which such shares were acquired and more than one year after the applicable date of purchase, the participant will recognize ordinary income equal to the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period in which such shares were acquired. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of the aforementioned periods (a “disqualifying disposition”), the participant will recognize ordinary income equal to the excess of (1) the fair market value of the shares on the date the shares are purchased over (2) the purchase price. Any additional gain or loss on such sale or disposition will be capital gain or loss, which will be long-term if the shares are held for more than one year. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a disqualifying disposition.

The Board recommends a vote FOR approval of the ExactTarget, Inc. Employee Stock Purchase Plan.

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected KPMG LLP (“KPMG”) to be ExactTarget’s independent registered public accounting firm for the year ending December 31, 2013, and recommends that the stockholders vote for ratification of such appointment. KPMG has been engaged as our independent registered public accounting firm since 2007. As a matter of good corporate governance, the Audit Committee has requested the Board of Directors to submit the selection of KPMG as the Company's independent registered public accounting firm for 2013 to stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of KPMG to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Audit and Related Fees
The following table sets forth the aggregate fees billed for professional services rendered by KPMG for the audit of our financial statements for 2012 and 2011 and the aggregate fees for other services rendered by KPMG billed in those periods:

	2012	2011
Audit fees(1)	$747,900	$599,550
Audit-related fees	—	—
Tax fees	95,346	141,328
All other fees	—	—
Total audit and related fees	$843,246	$740,878

(1)
2012 and 2011 audit fees consist of fees billed for professional services rendered for the audits of ExactTarget's annual financial statements, reviews of financial statements included in Quarterly Reports on Form 10-Q, and additional work performed in connection with the Company's initial public offering and secondary offering.  The 2012 audit fee also includes $322,000 in fees billed relating to products and services primarily consisting of audit work associated with ExactTarget's acquisition of Pardot LLC.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.
All of the services of KPMG for 2012 and 2011 described above were pre-approved by the Audit Committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 15, 2013 for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership in the following table is based on 69,447,712 shares of common stock outstanding as of April 15, 2013, unless otherwise indicated in the footnotes below. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of April 15, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o ExactTarget, Inc., 20 North Meridian Street, Suite 200, Indianapolis, Indiana 46204.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
Entities affiliated with Technology Crossover Ventures(1)	8,537,899	12%
Entities affiliated with Greenspring Associates(2)	10,181,012	15%
Entities affiliated with Battery Ventures(3)	4,531,984	7%
Entities affiliated with FMR LLC (4)	8,866,317	13%

Directors and Named Executive Officers:
Julie M.B. Bradley(5)	12,408	*
Michael M. Brown(6)	4,543,858	7%
Matthew W. Ferguson(7)	47,819	*
Timothy I. Maudlin(8)	68,138	*
Scott M. Maxwell(9)	79,768	*
Rory T. O'Driscoll(10)	1,757,821	3%
David L. Yuan(11)	8,549,773	12%
Scott D. Dorsey(12)	2,089,583	3%
Steven A. Collins(13)	144,791	*
Scott S. McCorkle(14)	814,494	1%
All executive officers and directors as a group (13 persons)(15)	18,972,544	26%

*	Represents beneficial ownership of less than 1% of the outstanding common stock.

(1)
Based upon a Schedule 13G filed with the SEC on February 14, 2013, reporting beneficial ownership as of December 31, 2012, by entities affiliated with Technology Crossover Ventures, includes 5,585,670 shares owned by TCV VII, L.P., 2,900,770 shares owned by TCV VII (A), L.P. and 51,459 shares owned by TCV Member Fund, L.P. Technology Crossover Management VII, L.P. is the direct general partner of TCV VII, L.P. and TCV VII (A), L.P. Technology Crossover Management VII, Ltd. is the direct general partner of Technology Crossover Management VII, L.P., the ultimate general partner of TCV II, L.P. and TCV VII (A), L.P., and a general partner of TCV Member Fund, L.P. David L. Yuan, one of our directors, is a Class A Director of Technology Crossover Management VII, Ltd. and, together with eight other individual Class A Directors of Technology Crossover Management VII, Ltd., shares voting and dispositive power with respect to the shares beneficially owned by TCV VII, L.P., TCV VII (A), L.P. and TCV Member Fund, L.P. The address for these entities is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, California 94301.

(2)
Based upon a Schedule 13G filed with the SEC on February 14, 2013, reporting beneficial ownership as of December 31, 2012, by entities affiliated with Greenspring, includes 179,872 shares owned by Greenspring Global Partners I, L.P., 1,723,696 shares owned by Greenspring Global Partners II, L.P., 42,444 shares owned by Greenspring Global Partners II-A, L.P., 410,310 shares owned by Greenspring Global Partners II-B, L.P., 1,111,154 shares owned by Greenspring Global Partners III, L.P., 509,626 shares owned by Greenspring Global Partners III-A, L.P., 1,607,598 shares owned by Greenspring Global Partners III-B, L.P., 214,936 shares owned by Greenspring Global Partners IV-A, L.P., 1,806,036 shares owned by Greenspring Global Partners IV-B, L.P., 639,742 shares owned by Greenspring Global Partners IV-C, L.P., 409,716 shares owned by Greenspring Global Partners V-A, L.P., 90,284 shares owned by Greenspring Global Partner V-C, L.P., 250,000 shares owned by Greenspring Growth Equity II, L.P., 1,135,598 shares owned by Greenspring Crossover Ventures I, L.P., 46,062 shares owned by Greenspring Opportunities II, L.P., and 3,938 shares owned by Greenspring Opportunities II-A, L.P. Greenspring Associates, Inc. is the general partner of Greenspring Global Partners I, L.P. Greenspring Associates, Inc. is the general partner of Greenspring General Partners II, L.P. and Greenspring General Partner II, L.P. is the general partner of Greenspring Global Partners II, L.P., Greenspring Global Partners II-A, L.P. and Greenspring Global Partners II-B, L.P. Greenspring GP III, LLC is the general partner of Greenspring General Partner III, L.P. and Greenspring General Partner III, L.P. is the general partner of Greenspring Global Partners III, L.P., Greenspring Global Partners III-A, L.P. and Greenspring Global Partners III-B, L.P. Greenspring GP IV, LLC is the general partner of Greenspring General Partner IV, L.P. and Greenspring General Partner IV, L.P. is the general partner of Greenspring Global Partners IV-A, L.P., Greenspring Global Partners IV-B, L.P. and Greenspring Global Partners IV-C, L.P. Greenspring GP V, LLC is the general partner of Greenspring General Partner V, L.P. and Greenspring General Partner V, L.P. is the general partner of Greenspring Global Partners V-A, L.P. and Greenspring Global Partners V-C, L.P. Greenspring FF-GP II, LLC is the general partner of Greenspring FF-GP II, L.P. and Greenspring FF-GP II, L.P. is the general partner of Greenspring Growth Equity II, L.P. Greenspring Crossover I GP, LLC is the general partner of Greenspring Crossover I GP, L.P. and Greenspring Crossover I GP, L.P. is the general partner of Greenspring Crossover Ventures I, L.P. Greenspring Opportunities GP II, LLC is the general partner of Greenspring General Partner II-A, L.P. and Greenspring General Partner II, L.P. Greenspring General Partner II, L.P. is the general partner of Greenspring Opportunities II, L.P. and Greenspring General Partner II-A, L.P. is the general partner of Greenspring Opportunities II-A, L.P. James Lim and Ashton Newhall are the managing members of Greenspring GP III, LLC, Greenspring GP IV, LLC, Greenspring GP V, LLC, Greenspring FF-GP II, LLC, Greenspring Crossover I GP, LLC, Greenspring Associates, Inc. and Greenspring Opportunities GP II, LLC and share such management powers. Greenspring GP III, LLC, Greenspring GP IV, LLC, Greenspring GP V, LLC, Greenspring FF-GP II, LLC, Greenspring Crossover I GP, LLC, Greenspring Associates, Inc. and Greenspring Opportunities GP II, LLC have the sole voting and investment power over the shares owned by each Greenspring Associates affiliate noted above. The address of the entities affiliated with Greenspring Associates is 100 Painters Mill Road, Suite 700, Owings Mills, Maryland 21117.

(3)
Based upon a Schedule 13G filed with the SEC on February 15, 2013, reporting beneficial ownership as of December 31, 2012, by entities affiliated with Battery Ventures, includes 2,255,992 shares owned by Battery Ventures VIII, L.P., 2,255,992 shares owned by Battery Ventures VIII Side Fund, L.P. and 20,000 shares owned by Battery Management Company, LLC. Battery Partners VIII, LLC is the sole general partner of Battery Ventures VIII, L.P. and Battery Ventures VIII Side Fund, LLC is the sole general partner of Battery Ventures VIII Side Fund, L.P. Michael Brown, one of our directors, Neeraj Agrawal, Thomas J. Crotty, Richard D. Frisbie, Kenneth P. Lawler, Roger H. Lee, R. David Tabors and Scott R. Tobin are the managing members of Battery Partners VIII, LLC and Battery Ventures VIII Side Fund, LLC and may be deemed to have shared voting and dispositive power over the shares held by Battery Ventures VIII, L.P. and Battery Ventures VIII Side Fund, L.P. Mr. Thomas J. Crotty has sole voting and dispositive power over the shares held by Battery Management Company, LLC. The address of the funds affiliated with Battery Ventures is 930 Winter Street, Suite 2500, Waltham, Massachusetts 02451.

(4)
Based solely upon a Schedule 13G filed with the SEC on January 10, 2013, reporting beneficial ownership as of December 31, 2012, by FMR LLC, on behalf of itself, Fidelity Management & Research Company (a wholly-owned subsidiary of FMR LLC), Pyramis Global Advisors. LLC, Pyramis Global Advisors Trust Company (indirect wholly-owned subsidiaries of FMR LLC), Fidelity OTC Portfolio and Edward Johnson 3d. According to the Schedule 13G, Fidelity Management & Research Company is the beneficial owner of 8,363,277 shares as a result of acting as investment advisor to various investment companies. One of these investment companies, Fidelity OTC Portfolio, owns 4,736,382 shares. Pyramis Global Advisory Trust Company is the beneficial owner of 485,850 shares and Pyramis Global Advisors, LLC is the beneficial owner of 17,190 shares. Each of Edward C. Johnson 3rd and FMR LLC, through their control of Fidelity Management & Research Company, Pyramis Global Advisors Trust Company and Pyramis Global Advisors, LLC, has power to dispose of the 8,363,277 shares owned by Fidelity Management & Research Company, the 485,850 shares owned by Pyramis Global Advisors Trust Company and the 17,190 shares owned by Pyramis Global Advisors LLC. Edward C. Johnson 3d and FMR LLC also each have power to vote or to direct the voting of the 485,850 shares owned by Pyramis Global Advisors Trust Company and the 17,190 shares owned by Pyramis Global Advisors, LLC.

(5)	Consists of 12,408 shares of restricted common stock, all of which are unvested.

(6)
Consists of (i) 6,108 shares of restricted common stock, all of which are unvested, (ii) 5,766 shares of common stock over which Mr. Brown has sole dispositive power, and (iii) the shares listed in footnote (3) above, which are held by the entities affiliated with Battery Ventures. Mr. Brown, one of our directors, is a managing member of the general partners of Battery Ventures VIII, L.P. and Battery Ventures VIII Side Fund, L.P. and therefore may be deemed to share voting and dispositive power over the shares held by these entities.

(7)	Consists of (i) 41,711 shares of common stock and (ii) 6,108 shares of restricted common stock, all of which are unvested.

(8)	Consists of (i) 61,577 shares of common stock and (ii) 6,561 shares of restricted common stock, all of which are unvested.

(9)	Consists of (i) 73,660 shares of common stock and (ii) 6,108 shares of restricted common stock, all of which are unvested.

(10)
Consists of 6,108 shares of restricted stock, all of which are unvested. Such shares are held by Mr. O'Driscoll for the benefit of Scale Management, LLC. Also includes 5,766 shares of common stock held by Scale Management, LLC and 1,745,947 shares of common stock held by Scale Venture Partners III, L.P. Scale Venture Management III, LLC is the general partner of Scale Venture Partners III, L.P. Mr. O’Driscoll, Kate Mitchell, Robert Theis and Stacey Bishop are the managing members of Scale Management, LLC and Scale Venture Management III, LLC and share voting and investment authority over the shares of common stock held by Scale Management, LLC and Scale Venture Partners III, L.P., respectively. The address for Scale Management, LLC, Scale Venture Management, LLC and Scale Venture Partners III, L.P. is 950 Tower Lane, Suite 700, Foster City, California 94404.

(11)
Consists of (i) 6,108 shares of restricted stock, all of which are unvested, (ii) 5,766 shares of common stock over which Mr. Yuan has sole dispositive power but of which TCV VII Management, LLC owns 100% of the pecuniary interest , and (iii) the shares listed in footnote (1) above, which are held by the entities affiliated with Technology Crossover Ventures. Mr. Yuan, one of our directors, is a Class A Director of the general partner of the TCV funds and shares voting and dispositive power with respect to the shares beneficially owned by the TCV funds.

(12)	Consists of (i) 1,325,000 shares of common stock and (ii) 764,583 shares issuable pursuant to stock options exercisable within 60 days of April 15, 2013.

(13)	Consists of 144,791 shares issuable pursuant to stock options exercisable within 60 days of April 15, 2013.

(14)	Consists of (i) 608 shares of common stock and (ii) 813,886 shares issuable pursuant to stock options exercisable within 60 days of April 15, 2013.

(15)	Includes 2,611,099 shares issuable pursuant to stock options exercisable within 60 days of April 15, 2013.

EXECUTIVE COMPENSATION
The following discussion describes and analyzes the material components of our executive compensation program for:

•	Scott D. Dorsey, our Chief Executive Officer, or CEO;

•	Steven A. Collins, our Chief Financial Officer; and

•	Scott S. McCorkle, our President, Technology and Strategy.
We refer to these executive officers collectively in this Proxy Statement as our “named executive officers.”
Executive Compensation Tables
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the years ended December 31, 2012 and 2011.
2012 Summary Compensation Table

Name and Principal Position	Year	Salary		Option Awards(1)		Non-Equity Incentive Plan Compensation (2)	All Other Compensation(3)	Total
Scott D. Dorsey	2012	$425,000		$2,367,960		$252,000	$1,171	$3,046,131
Chief Executive Officer	2011	385,000		861,830		383,250	7,410	1,637,490
Steven A. Collins	2012	315,000		394,660		168,000	1,171	878,831
Chief Financial Officer	2011	161,364	(4)	1,651,979	(4)	168,000	86	1,981,429
Scott S. McCorkle	2012	345,000		1,183,980		207,200	671	1,736,851
President, Technology and Strategy	2011	325,000		861,830		311,500	7,074	1,505,404

(1)
The amounts in this column represent the aggregate grant date fair value of option awards granted to the named executive officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See the notes to our consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the assumptions made by our Company in determining the grant date fair value of option awards.

(2)
The amounts included in the “Non-Equity Incentive Plan Compensation” column reflect cash bonuses (quarterly and annual) paid pursuant to our performance-based cash bonus program, as described in “Performance-Based Cash Compensation” below.

(3)	These amounts consist solely of matching contributions under our 401(k) plan, life insurance premiums paid by us, and company paid travel for the executive officer's spouse.

(4)	Mr. Collins commenced employment with us in June 2011. His 2011 option award represents an initial grant upon hire.
2012 Narrative to Summary Compensation Table

Employment Agreements. Each of our named executive officers is a party to our standard executive employment agreement. The agreement, which is for an indefinite term, sets forth the terms and conditions of the officer's employment with the Company, including but not limited to: compensation, eligibility for various Company benefit programs, severance benefits upon termination (with or without a change in control), confidentiality and assignment of inventions obligations, and customary non-competition and non-solicitation restrictive covenants. For further information on these agreements, see “Termination and Change in Control Agreements” below.

Performance-Based Cash Compensation.    Our named executive officers participate in our performance-based cash bonus program, which provides an opportunity to earn quarterly and annual cash bonuses upon achievement of performance objectives approved by the Compensation Committee.
For 2012, the incentive compensation targets for our named executive officers were as follows:

Named Executive Officer	Target Quarterly Bonus Amount (Total)	Target Annual Bonus	Total Target Bonus for 2012
Scott D. Dorsey	$180,000	$45,000	$225,000
Steven A. Collins	120,000	30,000	150,000
Scott S. McCorkle	148,000	37,000	185,000
Bonus Determinations.    Under our performance-based cash bonus program, each year (generally during the first quarter) the Compensation Committee establishes financial performance objectives, which serve as the basis for determining the amount of quarterly and annual bonuses to be paid under the program. Bonus payouts are determined in the month following the close of the quarter or year end and may not reflect subsequent audit adjustments. Notwithstanding performance against the pre-set objectives, the Compensation Committee retains final discretion to adjust bonus payouts. The Compensation Committee did not exercise such discretion in administering the bonus payouts during 2012.
For 2012, the Compensation Committee established financial performance objectives tied to total bookings, subscription bookings, adjusted operating income and cash balance for quarterly bonuses and tied to adjusted operating income and cash balance for annual bonuses. The Compensation Committee determines threshold and target levels for each of these goals in consultation with management and taking into account our performance for the immediately preceding year. We must achieve a threshold level of adjusted operating income and target cash balance in order for the executives to become eligible for an annual bonus. Additionally, there is a target level of adjusted operating income that must be satisfied in order for bonuses to be paid at 100% of the annual target bonus opportunity if the target cash also is achieved. We must achieve the target level of adjusted operating income and at least 90% of the target level of the total bookings objective in order for the executives to become eligible for a quarterly bonus for the applicable quarter. Performance at the 90% level would result in quarterly bonus payouts to the named executive officers at 50% of the named executive officers' respective individual target bonus opportunity for the period; provided the target level of adjusted operating income has been achieved. If the target level of adjusted operating income has been achieved, the quarterly bonus payout increases 5% for every 1% increase in total bookings over 90% of the total bookings target level and capped at 100% of the target bonus. If total bookings, adjusted operating income and cash balance are at or above the target level, additional bonus may be earned if subscription bookings also exceed the target level. Quarterly bonus payout increases 5% for every 1% increase in subscription bookings over the target level and is capped at 200% of the target bonus.
The table below summarizes how bonus determinations are made with respect to the quarterly financial objectives, subject to the Compensation Committee's final discretion:

Performance Against Financial Objectives	Potential Quarterly Bonus Payout (as a percentage of target)
Adjusted Operating Income is below target	Zero payout
or
Total Bookings is below 90% of target

Adjusted Operating Income is at or above target	50% payout
and
Total Bookings is at 90% of target

Adjusted Operating Income is at or above target	50% payout plus an additional 5% (over the 50% level) for every 1% increase in Total Bookings up to 100%
and
Total Bookings is above 90% of target

Adjusted Operating Income is at or above target	100% payout plus 5% (over the 100% level) for every 1% increase in subscription bookings over target up to a maximum of 200%
and
Total Bookings and Cash Balance are at or above target
and
Subscription Bookings is above target
Equity Incentive Compensation. The named executive offers received the following equity awards in 2012:

Named Executive Officer	Option Shares
Scott D. Dorsey	300,000
Steven A. Collins	50,000
Scott S. McCorkle	150,000

These awards were issued under the ExactTarget, Inc. 2008 Equity Incentive Plan, as amended (the “2008 Plan”). The awards are scheduled to vest over a four-year period, with 25% of the awards becoming vested on March 1, 2013, and the remainder of the awards becoming vested in equal monthly installments over the 36 months thereafter, subject to continued employment. However, the Compensation Committee has the authority to accelerate the vesting and exercisability of all or any portion of any award under the 2008 Plan at any time in its sole discretion, regardless of any provision in the relevant award agreement. The Compensation Committee may determine the terms and conditions of any acceleration so long as the terms and conditions do not materially adversely affect the rights of any participant without the consent of the participant. The Compensation Committee may rescind the effect of any acceleration if it was done in anticipation of an event and the Compensation Committee or the Board of Directors later determines that the event will not occur.

2012 Outstanding Equity Awards at Year-end
The following table summarizes outstanding equity awards held by each of our named executive officers as of December 31, 2012:

Name	Option Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date(1)
	Exercisable	Unexercisable
Scott D. Dorsey	391,666	8,334	$4.67	1/25/2019
	141,666	58,334	$5.61	5/26/2020
	87,500	112,500	$7.70	3/23/2021
	—	300,000	$15.00	3/1/2022
Steven A. Collins	140,000	250,000	$7.70	6/19/2021
	—	50,000	$15.00	3/1/2022
Scott S. McCorkle	113,388	—	$1.25	8/30/2015
	200,000	—	$2.76	6/20/2017
	50,000	—	$5.38	8/25/2018
	195,833	4,167	$4.67	1/25/2019
	106,250	43,750	$5.61	5/26/2020
	87,500	112,500	$7.70	3/23/2021
	—	150,000	$15.00	3/1/2022

(1)
These stock options have a ten-year term and become vested over a four-year period following the grant date, with 25% of the award becoming vested on the first anniversary of the date of grant, and the remainder of the award becoming vested in equal monthly installments over the 36 months thereafter, subject to the executive's continued employment. The grant date for each award was ten years prior to the Option Expiration Date noted in this column.

Termination and Change in Control Agreements
Pursuant to employment agreements entered with each of our named executive officers, each executive is eligible for severance pay equal to six months (twelve months for Mr. Dorsey) of base salary and company-paid COBRA benefits for the executive and his eligible dependents for the same period if the executive's employment is terminated by us other than due to death, disability or termination for unacceptable performance or if the executive resigns for adequate reason.
The employment agreements with each of our named executive officers also provide for enhanced severance benefits in the event the executive is terminated by us without cause (and not due to death or disability) or resigns for good reason, in each case, upon or within twelve months following a change in control. These benefits consist of severance pay equal to the sum of twelve months (18 months for Mr. Dorsey) of base salary and 50% of the executive's bonus for the calendar year immediately preceding the year in which the termination date occurs and company-paid COBRA benefits for the executive and his eligible dependents for the same number of months.
Further, pursuant to the named executive officers' outstanding stock option agreements, upon a change in control, each executive would be entitled to accelerated vesting of the portion of the executive's then outstanding stock options that would have become vested in the following twelve months (24 months for all options granted to Mr. Dorsey).
For purposes of the employment and stock option agreements with our named executive officers, “adequate reason,” “cause,” “change in control,” “good reason” and “unacceptable performance” are generally defined as follows:
“Adequate reason” means our (i) material breach of the employment agreement, (ii) material reduction of the executive's base compensation, or (iii) requirement that the executive perform the principal duties of employment at a location more than 40 miles from our headquarters.
“Cause” means the executive's (i) act or omission constituting fraud, (ii) commission of a felony, (iii) intentional disclosure of confidential information or (iv) material neglect of duty or serious misconduct, in each case that is materially injurious to us.
“Change in control” means (i) our consummation of a merger, consolidation, reorganization or similar business transaction, unless immediately after such transaction, more than 50% of the outstanding voting power of the surviving or resulting entity is held by persons who were stockholders of the company immediately before the transaction or (ii) our consummation of a sale of all or substantially all of our assets.
“Good reason” means our (i) material breach of the employment agreement, (ii) material reduction of the executive's base compensation, (iii) requirement that the executive perform the principal duties of employment at a location that is more than 40 miles from the location at which the executive was required to perform such duties immediately before the change in control, (iv) material diminution of the executive's authority, duties or responsibilities, (v) material diminution in the budget over which the executive retains authority or (vi) material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report.
“Unacceptable performance” means the executive's (i) act or omission constituting cause, (ii) willful and material failure to perform the duties of the executive's employment, (iii) willful and material violation of our code of ethics or written harassment policies or (iv) intentional breach of a material term or condition of the executive's employment agreement.

Retirement and Other Plans
Our named executive officers are eligible for the same benefits available to our full-time employees generally. These include participation in a tax-qualified 401(k) plan and group life, health, dental and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry. The Company does not maintain any defined benefit retirement plans, supplemental executive retirement plans, or non-qualified defined contribution plans.
Equity Compensation Plan Information
The following table shows certain information concerning our common stock reserved for issuance in connection with our 2008 Plan and the ExactTarget, Inc. 2004 Stock Option Plan, as amended (the "2004 Plan") as of December 31, 2012:

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	11,212,761	$7.8664	6,321,935
Equity compensation plans not approved by security holders	—	—	—
Total number of securities reserved for issuance	11,212,761	$7.8664	6,321,935
Both the 2004 and 2008 Plans were approved by our stockholders. Since the approval of our 2008 Plan, no future issuances are permitted under the 2004 Plan; however, forfeitures from the 2004 Plan are added to the pool of shares available for issuance under the 2008 Plan.

DIRECTOR COMPENSATION
The following table provides information for 2012 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2012. Our employee director, Mr. Dorsey, has not received any compensation in connection with his service as a director. The compensation that we pay to Mr. Dorsey is discussed in the “Executive Compensation” section of this Proxy Statement. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Julie M.B. Bradley(2)	$10,000	$270,000	$280,000
Michael M. Brown(3)	25,500	135,000	160,500
Matthew W. Ferguson(4)	34,000	135,000	169,000
Timothy I. Maudlin(5)	59,000	145,000	204,000
Scott M. Maxwell(6)	37,000	135,000	172,000
Rory T. O'Driscoll(7)	27,750	135,000	162,750
David L. Yuan(8)	23,250	135,000	158,250

(1)
The amounts in this column represent the aggregate grant date fair value of restricted stock granted to our non-employee directors during fiscal 2012 computed in accordance with FASB ASC Topic 718. As of the last day of our fiscal year, our non-employee directors held unvested restricted stock as follows: 12,408 shares for Ms. Bradley (two year initial grant); 9,667 shares for Mr. Maudlin; 9,000 shares for each of Messrs. Ferguson and Maxwell; 5,766 shares for each of Messrs. Brown, O'Driscoll and Yuan. Amounts were determined by dividing the dollar value of the grant ($145,000 for the Lead Director and $135,000 for the other directors) by the fair market value of our common stock on the grant date.

(2)	Ms. Bradley joined the Board of Directors of the Company in October 2012 and was appointed to the Audit Committee and Compensation Committee. Her cash fees were pro-rated for her period of service.

(3)
During fiscal 2012, Mr. Brown served as a member of the Audit Committee. Prior to the Company's initial public offering, Mr. Brown did not receive cash compensation for his board service; thus, the amount set forth in the table above represents a pro-rated sum of his director and committee fees for the portion of 2012 in which the Company was publicly-traded.

(4)	During fiscal 2012, Mr. Ferguson served as a member of the Compensation Committee and Nominating and Governance Committee.

(5)	During fiscal 2012, Mr. Maudlin was the Lead Director, and served as the Chair of both the Audit Committee and the Nominating and Governance Committee.

(6)	During fiscal 2012, Mr. Maxwell served as a member of the Audit Committee and the Nominating and Governance Committee.

(7)
During fiscal 2012, Mr. O'Driscoll served as the Chair of the Compensation Committee. Prior to the Company's initial public offering, Mr. O'Driscoll did not receive cash compensation for his board service; thus, the amount set forth in the table above represents a pro-rated sum of his director and committee fees for the portion of 2012 in which the Company was publicly-traded.

(8)
During fiscal 2012, Mr. Yuan served as a member of the Compensation Committee. Prior to the Company's initial public offering, Mr. Yuan did not receive cash compensation for his board service; thus, the amount set forth in the table above represents a pro-rated sum of his director and committee fees for the portion of 2012 in which the Company was publicly-traded.

As an officer of the Company, Mr. Dorsey does not receive any additional compensation for his service on the Board. All directors, however, are reimbursed for their out-of-pocket expenses incurred in connection with their duties as directors. The non-employee director compensation program from fiscal 2012 provided for the following:

Type of Fee/Grant	Dollar Value
Annual Retainer Fee	$25,000
Lead Director Fee	10,000
Audit Committee Chair Fee	18,000
Audit Committee Member Fee	9,000
Compensation Committee Chair Fee	12,000
Compensation Committee Member Fee	6,000
Nominating and Corporate Governance Committee Chair Fee	6,000
Nominating and Corporate Governance Committee Member Fee	3,000
Annual Restricted Stock Grant-Lead Director	145,000
Annual Restricted Stock Grant-Non-Lead Directors	135,000
As reflected in the table above, on March 1, 2012 or April 15, 2012, each non-employee director received an annual equity award of restricted stock with a value of approximately $145,000 for the Lead Director and $135,000 for other directors pursuant to our Non-Employee Directors Restricted Stock Plan and ExactTarget, Inc. 2008 Equity Incentive Plan. The number of shares subject to such award was determined by dividing the dollar value of the grant ($145,000 for the Lead Director and $135,000 for the other directors) by the fair market value of our common stock on such dates ($15.00 on March 1, 2012 and $23.41 on April 15, 2012). The restricted stock awards vested on January 1, 2013.
Ms. Bradley was awarded 12,408 shares of restricted stock on October 15, 2012 valued at $21.76 per share or $270,000, pursuant to our Non-Employee Directors Restricted Stock Plan and ExactTarget, Inc. 2008 Equity Incentive Plan, of which half will vest on January 1, 2014 and the remaining half will vest on January 1, 2015.

TRANSACTIONS WITH RELATED PERSONS
Other than the executive officer and director compensation arrangements discussed above under “Director Compensation” and “Executive Compensation,” there were no transactions since January 1, 2012 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Parties
We have a written policy that our executive officers, directors, director nominees, stockholders who own more than 5% of our voting securities, and any immediate family members and certain related persons of the foregoing persons (each a “Related Party”) are not permitted to enter into a transaction with us, regardless of the dollar amount involved, without the prior consent of our Audit Committee or the Chairman of our Audit Committee. If a member of the Audit Committee is a party to such transaction, he or she may not participate in the review of such transaction. Any request for us to enter into a related party transaction must first be presented to our General Counsel, who will determine whether a transaction is a related party transaction and, if so, will submit the related party transaction to the Audit Committee or its Chairman for review and approval. All Related Parties are required to notify the General Counsel of any possible related party transaction. In approving or rejecting the proposed transaction, our Audit Committee or its Chairman must consider all of the facts and circumstances it deems appropriate, including but not limited to the benefits to us, the terms of the transaction, the terms available to third parties or to employees generally, the availability of other sources for comparable services or products, and, if applicable, the impact on a director's independence. Our Audit Committee or its Chairman may approve only those agreements that are in, or are not inconsistent with, our best interests, as our Audit Committee or its Chairman determines in good faith.

REPORT OF THE AUDIT COMMITTEE
This report of the Audit Committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ExactTarget specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.
The principal purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of our accounting and financial reporting processes and the audits of our financial statements; (ii) our system of disclosure controls and internal controls over financial reporting; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditor; (v) the performance of our independent and internal auditors; and (vi) the business practices and ethical standards of the Company. The Audit Committee is responsible for the appointment, compensation, retention and oversight of work of the Company's independent auditor. The Audit Committee’s function is more fully described in its charter.
Our management is responsible for the preparation, presentation, and integrity of our financial statements, for the appropriateness of the accounting principles and reporting policies that we use and for establishing and maintaining adequate internal control over financial reporting. KPMG LLP (“KPMG”), our independent registered public accounting firm for 2012, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
The Audit Committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “10-K”).
The Audit Committee has also reviewed and discussed with KPMG the audited financial statements in the Form 10-K. In addition, the Audit Committee discussed with KPMG those matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (the "PCAOB"). Additionally, KPMG provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with KPMG its independence from ExactTarget.
Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 10-K for filing with the SEC.

THE AUDIT COMMITTEE

Timothy I. Maudlin (Chair)
Julie M.B. Bradley
Michael M. Brown
Scott M. Maxwell

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 and SEC rules require our directors, executive officers and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Based solely on our review of the reports filed during 2012, and on written representations from such reporting persons, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file on a timely basis during 2012.
STOCKHOLDER PROPOSALS
Stockholder proposals for inclusion in ExactTarget’s Proxy Statement and form of proxy relating to ExactTarget’s annual meeting of stockholders to be held in 2014 must be received by ExactTarget at the principal executive offices of ExactTarget no later than the close of business on December 31, 2013. Stockholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2014 (but not include it in ExactTarget’s proxy materials) must provide written notice of such proposal to the Secretary of ExactTarget at the principal executive offices of ExactTarget not later than the close of business on March 13, 2014 and not earlier than the close of business on February 11, 2014, and must comply with the other provisions of ExactTarget’s bylaws.
DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS
ExactTarget invites its Board members to attend its annual stockholder meetings and requires that they make every effort to attend the annual meetings absent an unavoidable and irreconcilable conflict.
STOCKHOLDER COMMUNICATIONS
Any security holder of ExactTarget wishing to communicate with the Board may write to the Board at [Individual Director][Chairman of the Board][Board of Directors], c/o Corporate Secretary, 20 North Meridian Street, Suite 200, Indianapolis, Indiana, 46204, by fax at (317) 396-1592, or by email at CorporateSecretary@exacttarget.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary in consultation with the General Counsel. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable.
In addition, any person wishing to communicate with Tim Maudlin, the Company's lead independent director, or with the Company's independent directors may do so by writing to [Tim Maudlin] [Independent Directors], c/o Corporate Secretary, 20 North Meridian Street, Suite 200, Indianapolis, Indiana, 46204, by fax at (317) 396-1592, or by email at CorporateSecretary@exacttarget.com.
OTHER BUSINESS
The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the meeting.
WHERE YOU CAN FIND MORE INFORMATION
ExactTarget files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.
We make available free of charge on or through our Internet website, www.ExactTarget.com/Investor, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC's Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.
WE WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR 2012 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO TRACI M. DOLAN, CORPORATE SECRETARY, EXACTTARGET, INC., 20 NORTH MERIDIAN STREET, SUITE 200, INDIANAPOLIS, INDIANA, 46204, BY FAX AT (317) 396-1592, OR BY EMAIL AT CORPORATESECRETARY@EXACTTARGET.COM.

Appendix A
EXACTTARGET, INC .
EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I
PURPOSE
The ExactTarget, Inc. Employee Stock Purchase Plan (the “Plan”) is intended to encourage ownership of Common Stock of the Company by all Eligible Employees and to provide incentives for them to exert maximum efforts for the success of the Company. By extending to Eligible Employees the opportunity to acquire proprietary interests in the Company and to participate in its success, the Plan may be expected to benefit the Company and its shareholders by making it possible for the Company to attract and retain qualified employees. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Code.
ARTICLE II
DEFINITIONS
For purposes of the Plan, the following terms shall have the following meanings:
2.1    “Board” means the Board of Directors of the Company.

2.2    “Code” means the Internal Revenue Code of 1986, as amended.

2.3    “Committee” means the Compensation Committee of the Board.

2.4    “Common Stock” means the Common Stock, $0.0005 par value per share, of the Company.

2.5    “Company” means ExactTarget, Inc., a Delaware corporation, and its successors by operation of law.

2.6    “Compensation” means the base salary, annual bonus and sales commissions received from the Company and/or Subsidiaries.

2.7    “Effective Date” means the date that this Plan was adopted by the Board as set forth in Article XI.

2.8    “Eligible Employee” means an Employee eligible to participate in the Plan under the terms of Article V.

2.9    “Employee” means an employee of the Company or a Subsidiary who is customarily employed for at least 20 hours per week and who has been employed for at least thirty (30) days with the Company or a Subsidiary prior to the beginning of the applicable Offering Period. An individual who has been classified by the Company or a Subsidiary as an independent contractor shall not qualify as an “Employee” for purposes of the Plan, unless a court or governmental agency determines that the individual is an “Employee” for purposes of Treas. Reg. § 1.421-1(h).

2.10    “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, with respect to any class or series of outstanding shares of Common Stock, the Closing Price for such Common Stock on such date. The “Closing Price” on any date shall mean the closing price for such Common Stock, regular way, or, in case no such sale takes place on such day, the closing price for such Common Stock, regular way, on the last preceding trading day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Common Stock is listed or admitted to trading or, if such Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Common Stock selected by the Board or, in the event that no trading price is available for such Common Stock, the fair market value of the Common Stock, as determined in good faith by the Board.

2.11    “Offering Date” means the first business day of each Offering Period.

2.12    “Offering Period” means a period during which contributions may be made toward the purchase of Common Stock under the Plan, as determined pursuant to Article V.

2.13    “Participant” means an Eligible Employee that elects to participate in the Plan, as described in Article V.

2.14    “Plan Administrator” means the Committee and the individual or individuals appointed by the Committee under Section 4.1.

2.15    “Purchase Date” means the last business day of each Offering Period.

2.16    “Subsidiary” means any corporation in which the Company controls, directly or indirectly, fifty percent (50%) or more of the combined voting power of all classes of stock and which has been designated by the Committee as a corporation whose employees may participate in this Plan.

ARTICLE III
STOCK SUBJECT TO THE PLAN
Subject to adjustment from time to time as provided in Article VII, the total number of shares of Common Stock which may be issued under the Plan is 2,000,000, plus an annual increase to be added on the first day of each fiscal year of the Company beginning in calendar year 2014, which increase shall equal a number of shares of Common Stock equal to 1% of the number of outstanding shares of Common Stock on the last day of the immediately preceding fiscal year, or such lesser number of shares of Common Stock prescribed by the Board of Directors with respect to a particular calendar year. Shares issued under the Plan may be unissued shares, treasury shares or shares bought on the market.
ARTICLE IV
ADMINISTRATION
4.1    The Plan shall be administered by the Committee. The Committee may delegate administrative matters relating to the Plan (for the avoidance of doubt, including its authority under Section 4.2(a) of this Plan, but excluding its authority under Section 4.2(b) of this Plan), to such of the Company's officers or employees as the Compensation Committee so determines.

4.2    The Plan Administrator shall have the plenary power, subject to and within the limits of the express provisions of the Plan:

(a)    to construe and interpret the Plan and to establish, amend, and revoke rules and regulations for its administration, including determining all questions of policy and expediency that may arise, and correcting any defect, supplying any omission, reconciling any inconsistency and interpreting or resolving any ambiguity in the Plan or in any instrument associated with the Plan in a manner and to the extent it shall deem necessary or appropriate to operation of the Plan; and

(b)    to the extent not inconsistent with the terms of this Plan, to establish and/or amend the terms under which Common Stock may be purchased, including but not limited to: the purchase price of Common Stock, the commencement date of an Offering Period, the duration of an Offering Period, the number of Offering Periods per year, the minimum and maximum amount of contributions allowable per Participant in an Offering Period, and the number of shares purchasable in an Offering Period.

4.3    The Plan Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Plan Administrator is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements; however, if such varying provisions are not in accordance with the provisions of Section 423(b) of the Code, including but not limited to the requirement of Section 423(b)(5) of the Code that all options granted under the Plan shall have the same rights and privileges unless otherwise provided under the Code and the regulations promulgated thereunder, then the individuals affected by such varying provisions shall be deemed to be participating under a sub-plan and not in the Plan.

4.4    The Plan Administrator may adopt sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code and shall be deemed to be outside the scope of Section 423 of the Code unless the terms of the sub-plan provide to the contrary. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Article IV, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. The Plan Administrator shall not be required to obtain the approval of stockholders prior to the adoption, amendment or termination of any sub-plan unless required by the laws of the foreign jurisdiction in which Eligible Employees participating in the sub-plan are located.

ARTICLE V
ELIGIBILITY AND PARTICIPATION
The persons eligible to participate in the Plan (Eligible Employees) shall consist of all Employees of the Company and/or a Subsidiary who have been employed by the Company for at least thirty (30) days prior to the beginning of the applicable Offering Period. Officers who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, and contract and temporary staff are not eligible to participant in the plan.
Unless and until the Plan Administrator determines otherwise, there will be two (2) six-month Offering Periods each calendar year, one commencing on the first trading day of October and ending on the last trading day of the next following March, and the other commencing on the first trading day of April and ending on the last trading day of the next following September. In order to participate in the Plan for a particular Offering Period, an Eligible Employee must complete the required enrollment forms and file such forms with the Plan Administrator or its designee no later than the due date prescribed by the Plan Administrator. The enrollment forms will include a payroll deduction authorization directing the Company to make payroll deductions from the Participant's Compensation, designated in whole percentages, at a rate of not less than one percent (1%) of such Compensation and not to exceed ten percent (10%) of such Compensation per pay period (unless and until, in each case) the Plan Administrator determines otherwise), for purposes of acquiring Common Stock under the Plan. A Participant may discontinue his or her participation in the Plan as provided in Section 6.4, or may decrease (but not increase) the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new enrollment form authorizing a change in payroll deduction rate. The Plan Administrator may, in its discretion, limit the number of deduction rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company's receipt of the new deduction authorization form unless the Company elects to process a given change in participation more quickly. Unless the Plan Administrator provides otherwise, a Participant's deduction authorization will continue in effect from Offering Period to Offering Period, unless the Participant ceases participation in the Plan or elects a different rate by filing the appropriate form with the Plan Administrator on the due date designated by the Plan Administrator prior to the first day of the Offering Period for which the new rate is to become effective. Payroll deductions, however, will automatically cease upon termination of the Participant's right to purchase Common Stock under this Plan.
ARTICLE VI
TERMS AND CONDITIONS
An Eligible Employee who participates in this Plan for a particular Offering Period will have the right to acquire Common Stock upon the terms and conditions set forth in this Plan, and must enter into an agreement (which may be the payroll deduction authorization) with the Company setting forth such terms and conditions and such other provisions, not inconsistent with the Plan, as the Plan Administrator may deem advisable.
6.1    Purchase Price.    Unless and until the Plan Administrator determines otherwise, the purchase price per share for an Offering Period will be eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Purchase Date. However, in no event shall the purchase price be less than the lesser of (i) eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Offering Date or (ii) eighty-five percent (85%) of the Fair Market Value of the Common Stock on the Purchase Date.

6.2    Number of Shares.    The number of shares purchasable per Participant per Offering Period will be the number of shares obtained by dividing the amount collected from the Participant through payroll deductions during that Offering Period by the purchase price in effect for such Offering Period. Subject to Section 6.11, unless and until the Plan Administrator determines otherwise, the maximum number of shares that may be purchased by an Eligible Employee in any Offering Period is 4,000 shares.

6.3    Payroll Deductions.    The amounts collected from a Participant through payroll deductions will be credited to the Participant's individual account maintained on the Company's books, but no separate account will actually be established to hold such amounts. Interest will not be credited or paid on any amounts held for, credited or recorded, refunded or otherwise paid over to, for or on behalf of a Participant. The amounts collected from each Participant may be commingled with the general assets of the Company and may be used for any corporate purpose.
6.4    Termination of Purchase Rights.    A Participant may, through notification to the Plan Administrator or its designee by the due date specified by the Plan Administrator prior to the close of the Offering Period, terminate his or her outstanding purchase right and receive a refund of the amounts deducted from his or her earnings under the terminated right. The Participant will not be eligible to rejoin the Offering Period following the termination of the purchase right and will have to re-enroll in the Plan in accordance with the requirements outlined in Article V should he or she wish to resume participation in a subsequent Offering Period.

6.5    Termination of Employment.    If a Participant ceases to be an Employee for any reason during an Offering Period, his or her outstanding purchase right will immediately terminate and all sums previously collected from the Participant under the terminated right will be refunded.

6.6    Exercise.    Each outstanding purchase right will be exercised automatically as of the Purchase Date. The exercise of the purchase right is to be effected by applying the amount credited to each Participant's account as of the Purchase Date to the purchase of shares of Common Stock at the purchase price in effect for the Offering Period. No purchase rights granted under the Plan may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended, and the Plan is believed by the Plan Administrator to be in material compliance with all applicable federal, state, foreign, and other securities and other laws applicable to the Plan. If, on the Purchase Date during any Offering Period hereunder, the shares of Common Stock are not so registered or the Plan is not in such compliance, no purchase rights granted under the Plan or any Offering Period shall be exercisable on such Purchase Date. If, on the Purchase Date under any Offering Period hereunder, the shares of Common Stock are not registered and the Plan is not in such compliance, purchase rights granted under the Plan which are not in compliance shall not be exercisable and all payroll deductions and/or other contributions accumulated during the Offering Period shall be refunded to the Participants, unless the Plan Administrator determines to extend the Offering Period. The provisions of this Section 6.6 shall comply with the requirements of Section 423(b)(5) of the Code to the extent applicable.

6.7    Proration of Purchase Right.    Should the total number of shares of Common Stock for which the outstanding purchase rights are to be exercised on any particular date exceed the number of shares then available for issuance under the Plan, the available shares will be allocated pro-rata on a uniform and non-discriminatory basis, and any amounts credited to the accounts of Participants will, to the extent not applied to the purchase of Common Stock, be promptly refunded.

6.8    Rights as Stockholder.    A Participant will have no rights as a stockholder with respect to shares subject to any purchase right held by such individual under the Plan until that right is exercised and Common Stock is credited to the Participant's account. No adjustments will be made for any dividends or distributions for which the record date is prior to such date.

6.9    Receipt of Stock.    As soon as practicable after the end of the Offering Period, the Participant will be entitled to receive either a stock certificate for the number of purchased shares or confirmation from a broker designated by the Company that the Participant's account at the broker has been credited with the number of purchased shares.

6.10    Assignability.    No purchase right granted to a Participant will be assignable or transferable and a purchase right will be exercisable only by the Participant.

6.11    Limitations.    Payroll deductions for purchase rights during a calendar year shall cease when such deductions for a Participant exceed $25,000 (or such other maximum as may be prescribed from time to time by the Code) in accordance with the provisions of Section 423(b)(8) of the Code. No Participant shall be granted a right to purchase Common Stock under this plan:
(a)    if such Participant, immediately after his or her election to purchase the Common Stock, would own stock possessing more than five percent (5%) of the total combined voting power or value of all classes of stock of the Company or its parent or subsidiary, computed in accordance with Section 423(b)(3) of the Code; or

(b)    if under the terms of the Plan the rights of the Participant to purchase stock under this and all other qualified employee stock purchase plans of the Company would accrue at a rate which exceeds $25,000 of fair market value of the Common Stock (determined at the time such right is granted) for each calendar year for which such right is outstanding at any time.

6.12    No Right to Continued Employment.    Nothing in this Plan or in any purchase right under the Plan shall confer on any Employee any right to continue in the employment of the Company or any of its Subsidiaries or to interfere in any way with the right of the Company or any of its Subsidiaries to terminate his or her employment at any time.

ARTICLE VII
ADJUSTMENT IN NUMBER OF SHARES AND IN PURCHASE PRICE
In the event there is any change in the shares of the Company through the declaration of stock dividends or a stock split-up, or through recapitalization resulting in share split-ups, or combinations or exchanges of shares, or otherwise, the Committee shall make appropriate adjustments in the number of shares available for purchase under the Plan, as well as the shares subject to purchase rights and the purchase price thereof, and shall take any further actions which, in the exercise of its discretion, may be necessary or appropriate under the circumstances, and its determination shall be final, binding and conclusive.
ARTICLE VIII
AMENDMENT OF THE PLAN
The Committee at any time, and from time to time, may amend the Plan, provided, that no amendment will be made without shareholder approval, where such approval is required under Section 423 of the Code or other applicable laws or regulations, including the rules and regulations of any applicable securities exchange.
The rights and obligations with respect to purchase rights at any time outstanding under the Plan may not be adversely affected by any amendment of the Plan, except (a) with the consent of the person to whom such purchase rights were granted, (b) as necessary to comply with any laws or regulations, or (c) as necessary to ensure that the Plan and/or purchase rights granted under the Plan comply with the requirements of Section 423 of the Code.
ARTICLE IX
TERMINATION OR SUSPENSION OF PLAN
The Committee may at any time suspend or terminate the Plan, but no such action may adversely affect the Participants' rights and obligations with respect to purchase rights which are at the time outstanding under the Plan, except (a) with the consent of the person to whom such purchase rights were granted, (b) as necessary to comply with any laws or regulations, or (c) as necessary to ensure that the Plan and/or purchase rights granted under the Plan comply with the requirements of Section 423 of the Code. No Offering Period may commence while the Plan is suspended or after it is terminated.
ARTICLE X
GOVERNING LAW
To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Delaware.
ARTICLE XI
EFFECTIVE DATE AND TERM
This Plan was adopted by the Board on April 18, 2013 and will become effective on such date subject to approval by the Company's stockholders in accordance with Section 423 of the Code. This Plan will continue in effect for a term of ten (10) years from the Effective Date, unless sooner terminated under Article IX.

EXACTTARGET INC
20 NORTH MERIDIAN STREET
INDIANPOLIS, IN 6204

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	O	O	O

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Julie M.B. Bradley 02 Scott M. Maxwell

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	Approval of the ExactTarget, Inc. Employee Stock Purchase Plan	O	O	O
3	Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending on December 31, 2013	O	O	O

0000177731_1 R1.0.0.51160

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

EXACTTARGET INC
Annual Meeting of Stockholders
June 11, 2013 3:00 PM
This proxy is solicited by the Board of Directors

Proxy - ExactTarget, Inc.

Proxy for Annual Meeting of Stockholders Solicited by the Board of Directors

The undersigned hereby appoints Scott D. Dorsey, Steven A. Collins and Traci M. Dolan, or any of them, with full power of substitution, to represent the undersigned and to vote all the shares of common stock of ExactTarget, Inc. (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, June 11, 2013, at 3:00 p.m. Eastern, at the Indiana Repertory Theatre, 140 West Washington Street, Indianapolis, Indiana 46204 and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting.

This Proxy when properly signed will be voted in the manner directed on this Proxy by the undersigned. If no direction is made, this Proxy will be voted "FOR ALL" nominees in Proposal 1 and "FOR" Proposals 2 and 3.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the Proxy Statement and the Company's 2013 Annual Report.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDERS TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO THE DATE SPECIFIED IN THE PROXY.

Continued and to be signed on reverse side

0000177731_2 R1.0.0.51160